Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 1, 2014 (June 16, 2015 as to the effects of the restatement), relating to our audit of the consolidated financial statements and financial highlights, which appear in the September 30, 2014 Annual Report to Shareholders of Equinox Chesapeake Strategy Fund, a series of the Equinox Funds Trust, which are also incorporated by reference into this Registration Statement.

We also consent to the references to our Firm under the captions “Consolidated Financial Highlights (As Restated)”, “Independent Registered Public Accounting Firm” and “Portfolio Holdings Disclosure” in such Registration Statement.

/s/ McGladrey LLP

Denver, Colorado

August 5, 2015